Exhibit 5.1

August 3, 2018

AMERISAFE, Inc.

2301 Highway 190

WestDeRidder, Louisiana 70634

Re:	50,000 shares of Common Stock, par value $.01 per share, to be offered pursuant to the 2018 Non-Employee Director Restricted Stock Plan

Ladies and Gentlemen:

We are acting as counsel for AMERISAFE, Inc., a Texas corporation (the “Company”), in connection with the Company’s 2018 Non-Employee Director Restricted Stock Plan (the “Plan”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based upon the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the 50,000 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company that may be issued or delivered and sold pursuant to the Plan and the applicable award agreements thereunder, when issued or delivered and sold in accordance with the Plan and award agreements, will be validly issued, fully paid and nonassessable, provided that the consideration for the Shares is at least equal to the stated par value thereof.

The opinion expressed herein is limited to the laws of the State of Texas, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan and the applicable award agreements will be in full force and effect at all times at which such Shares are issued or delivered and sold by the Company, and the Company will take no action inconsistent with such resolutions. In rendering the opinion above, we have further assumed that each award under the Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the sale of the Shares under the Securities Act of 1933, as amended (the “Act”). In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day